ACQUISItion Agreement

Dated 16 August 2012

regarding

SurePure Holding South Africa Ltd. and its Shareholders

made by and among

SurePure Investment Holding AG

Registration Number: CH 170.3.031.335-8

and

SurePure Holding South Africa (Pty) Ltd.

(Company Registration Number 2005/072411/07)

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Preamble

A.	SurePure Investment Holding AG (the Company) is organized in the form of a Swiss stock corporation (Aktiengesellschaft) having its registered office at Dammstrasse 19, CH 6301, Canton of Zug, Switzerland, and has the registration number CH-170.3.031.335. As of the date of this Agreement, the Company has an issued statutory nominal share capital in the amount of CHF 268,222.15 (in words: two hundred and sixty eight thousand and two hundred and twenty-two Swiss francs and fifteen cents), which is divided into 26,822,215 common bearer shares with a nominal value of CHF 0.01 per share (such category of shares hereinafter referred to as Common Shares), each fully paid-in. Subject to receipt of necessary approvals, prior to the completion of the transactions which are the subject of this Agreement, the Company expects to receive approval from Company Shareholders to issue up to 8,000,000 (in words: eight million) additional Common Shares upon the capitalization of certain loans made by the Company Shareholders. Further, the Company expects to receive approval from Company Shareholders of an authorized share capital, according to which the Company's board of directors is authorized to issue up to 10,000,000 additional Common Shares in one or several steps for the raising of further capital for the Company.

B.	The Company is a holding company of a group of companies active in the design, development, manufacture, marketing and distribution of proprietary systems for the purification and other treatment of certain liquids (the Business).

C.	SurePure Holdings South Africa (Pty) Ltd (SPHSA), a company incorporated under the laws of South Africa Company Registration Number 2005/072411/07, is a private company ((Pty) Ltd) under the laws of South Africa having its registered address at Suite 204, One Lagoon Beach, Lagoon Gate Drive, Milnerton, South Africa. SPHSA owns 100% of the issued shares of SurePure Marketing South Africa (Pty) Ltd. (SPMSA), a private company under the laws of South Africa. As of the date of this Agreement, SPHSA has 3000 (in words: three thousand) issued and outstanding ordinary shares and R27,429,244.71 (in words: twenty-seven million four hundred twenty-nine thousand two hundred forty-four and 71/100 South African Rands) of loans outstanding to its shareholders (the Shareholder Loans), excluding, for the avoidance of doubt, the loan granted by the Company to SPHSA referenced in Preamble E. below.

D.	The Company and SPHSA conduct similar businesses and SPHSA owns a patent which is the South African counterpart of a patent owned by the Company in other countries of the world.

E.	The Company has loaned R17,604,097.80 (in words: seventeen million six hundred four thousand ninety-seven and 80/100 South African Rands) to SPHSA, all of which is due on demand (the Company Loan).

F.	SPHSA has noticed a meeting of the SPHSA Shareholders of record as of August 21, 2012, at which meeting the SPHSA Shareholders will, among other things, consider the authorization of sufficient additional ordinary shares to capitalize the Shareholder Loans (the Capitalization) and the waivers of certain rights held under the Shareholders Agreement.

G.	The Company desires to acquire SPHSA by an acquisition of 100% of the SPHSA issued shares from the holders thereof.

H.	The Parties wish to determine in this Agreement their respective rights and obligations in relation to the Company’s acquisition of SPHSA.

Based on the foregoing, the Parties agree as follows:

1.	Definitions

For purposes of this Agreement (including the introductory paragraphs and the Appendices), capitalized terms not defined in the body of this Agreement shall have the meanings set forth in Annex 1.

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2.	Current Equity Structure of sphsa

As at the date of this Agreement, before giving effect to the Capitalization, SPHSA has 3000 issued and outstanding ordinary shares (the Existing SPHSA Shares). SPHSA has no treasury shares. In addition, SPHSA, upon the completion of the Capitalization of the SPHSA Shareholders Loans, will have issued up to 7,000 (in words: seven thousand ) additional shares of SPHSA (the actual number of such additional shares, together with the Existing SPHSA Shares, the SPHSA Shares).

3.	ACQUISITIon of shareS OF SPHSA

Subject to the terms and conditions of this Agreement and the Offer (as defined below):

3.1	At a date to be agreed by the Company and SPHSA, which date shall not be more than 60 days after the date of this Agreement, the Company will make an offer (the Offer), substantially in the form of Annex II attached to this Agreement, which shall be irrevocable for a period of 20 Business Days after the Offer Date (or such longer period, but not beyond December 31, 2012, as the Company may determine) to purchase from each of the SPHSA Shareholders all (but not less than all) of such SPHSA Shareholder's SPHSA Shares at a closing (the Closing) to be held on the 21st Business Day after the Offer Date at the offices of SPHSA at 11:00 CET or such later date and time as the Company and SPHSA may agree.

3.2	The purchase price for the SPHSA Shares under the Offer [shall be R4000 (in words: four thousand South African Rands) for each SPHSA Share (the Purchase Price), and the Purchase Price shall be settled at the Closing by the issuance and delivery of Company Shares in the ratio of 1,000 Company Shares for each SPHSA Share.

3.3	The Board will make all determinations in support of the Offer and will recommend to the SPHSA Shareholders that they vote to approve all matters necessary or desirable for the Acquisition, including the Capitalization, to be completed and the Closing.

4.	Conduct of Business

SPHSA hereby undertakes to procure that the Company shall, until completion of the Closing, operate its business in the ordinary course in accordance with past practice, except as explicitly provided by this Agreement or with the prior written consent of the Company.

5.	CLOSING

5.1	Place and Date of Closing

The Closing shall take place on the date (the Closing Date) and at the place specified above in Section 3.1.

5.2	Conditions Precedent

The obligation of the Company to complete the Offer shall be subject to the satisfaction of the conditions set forth in the Offer.

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5.3	Closing Actions

5.3.1	At the Closing the Company shall deliver the following documents, duly executed and in form and substance reasonably satisfactory to SPHSA:

(a)	Such documents as shall be reasonably required to issue and deliver certificates representing the Company’s new Common Shares to each of the SPHSA Shareholders that has accepted the Offer and to each of the SPHSA Shareholders as to which the Requisite SPHSA Shareholders shall have exercised the Come Along Right; and

(b)	If the Closing occurs after any assignment of this Agreement in accordance with Section 7.1, evidence that the Company has assigned its rights and obligations under this Agreement to Pubco and that Pubco has assumed the obligations of the Company under this Agreement.

5.3.2	At the Closing SPHSA shall use its best efforts to cause the SPHSA Shareholders to deliver the following documents, duly executed and in form and substance reasonably satisfactory to the Company:

(a)	original executed acceptances of the Offer from each SPHSA Shareholder who intends to accept the Offer or from the Requisite SPHSA Shareholders on behalf of those SPHSA Shareholders who are the subject of the Come-Along Rights; and

(b)	certificates representing issued SPHSA Shares from each SPHSA Shareholder referred to in clause (a) of this Section 5.3.2.

In addition to the above, the Company and SPHSA undertake to execute or perform such other documents, instruments, certificates or acts as may be reasonably requested by each other or by any assignee of the Company’s rights and obligations permitted by Section 7.1 to complete, perfect and consummate the transactions contemplated by this Agreement.

5.3.3	At the Closing the Company shall, subject to obtaining the necessary approvals, transfer to SurePure Operations AG, a 100%-owned subsidiary of the Company, all of the right, title and interest of SPHSA in, to and under South African Patent No. 2002/3551.

6.	Termination and Rescission

If the Closing has not occurred by December 31, 2012, either SPHSA or the Company shall have the right to terminate and rescind this Agreement and any documents, instruments or deeds executed by any SPHSA Shareholder with immediate effect by notice to the other.

7.	Miscellaneous

7.1	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding the foregoing, the Company shall have the right to assign its rights under this Agreement to Pubco or to another company that is substantially similar to Pubco in terms of its financial characteristics and whose shares are traded on the OTCBB (the Pubco Substitute) and, as a condition to any such assignment, shall require Pubco or the Pubco Substitute to assume the obligations of the Company under this Agreement, including all obligations under Section 5.3.1 to issue shares to the SPHSA Shareholders at the Closing. If the Company shall exercise its right to exercise the foregoing right to assign its rights and obligations under this Agreement to Pubco or the Pubco Substitute, then (a) Pubco or the Pubco Substitute (as the case shall be) shall issue shares of its common stock in settlement of the Purchase Price (in lieu of the shares of the Company) at an exchange ratio equivalent to the Company Shares that would otherwise have settled the Purchase Price under Section 3.2, (b) each of the other obligations of the Company to be performed at or prior to the Closing under this Agreement and under the Offers shall be performed by Pubco or the Pubco Substitute (as the case shall be) and such performance shall fulfil the obligations of the Company under this Agreement and (c) Pubco or the Pubco Substitute (as the case shall be) shall accede to all of the rights of the Company under this Agreement and under the Offers.

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7.2	Costs and Expenses, Taxes

Subject to the immediately following paragraph, it is agreed that each Party shall bear its own costs and expenses arising out of or incurred, and any taxes imposed on it, in connection with this Agreement and all transactions contemplated hereby.

The Company shall bear all Swiss issuance and stamp taxes arising in connection with the issuance of new Company Common Shares.

7.3	Notices

All notices and other communications made or to be made under this Agreement shall be effective upon receipt and shall be given in writing by telefax or courier to the addressees listed below:

If to SPHSA:	Suite 204,
One Lagoon Beach
Lagoon Gate Drive
Milnerton 7435, South Africa
Attention: Chief Executive Officer
+27 21 552-5435

If to the Company:	Dammstrasse 19
CH-6301, Zug
Switzerland
Attn. Chairman of the Board
telefax +41 41 723 2194

In case of the delivery of a notice to the Company on behalf of a Company Shareholder in accordance with this Agreement, receipt by the Company of the notice shall be relevant for the compliance with the applicable deadlines. Each Company Shareholder hereby appoints the Company as the receiver of such notices on behalf of it. The Company shall send copies of such notices to the Company Shareholders timely upon receipt.

Each Party may change or amend the addresses given above or designate additional addresses for the purposes of this Section 7.3 by giving the other Parties written notice of the new address in the manner set forth in this Section 7.3.

7.4	Entire Agreement

This Agreement (including its Annexes) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any agreement or understanding that may have been concluded with respect to the subject matter hereof between any of the Parties prior to the date of this Agreement..

7.5	Severability

If at any time any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties' original intention and shall to the extent possible achieve the same economic result.

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7.6	Survival

Notwithstanding any termination and rescission of this Agreement, Sections  6 and 7 shall survive any such termination and rescission and continue to be effective as if no such termination and rescission had occurred.

7.7	Amendments

This Agreement (including this Section) may be amended only in writing by an instrument signed by both Parties.

7.8	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

7.9	Governing Law and Jurisdiction

This Agreement shall in all respects be governed by and construed in accordance with Swiss law.

Any dispute, controversy or claim arising out of or in connection with this Agreement, including its conclusion, validity, binding effect, amendment, breach, termination or rescission, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be Zurich and the arbitral proceedings shall be conducted in English.

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IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above.

SUREPURE INVESTMENT HOLDING AG		SUREPURE HOLDINGS SOUTH AFRICA (PTY) LIMITED

By	/s/ Stephen Robinson	By	/s/ Guy Kebble

S M Robinson (Director)		G R Kebble (Director)

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Annex I

Definitions

The following terms shall have the meaning assigned to them hereunder, namely:

A.	“Aggregate Shareholder Value” has the meaning given it in the Shareholders Agreement.

B.	“Board” means the board of directors of SPHSA.

C.	“Business Day” means a day on which chartered banks are legally open for business in Cape Town, South Africa.

D.	“Come-Along Rights” means the rights of certain shareholders held under Section 16.1 of the Shareholders’ Agreement.

E.	"Company Shareholders" means the registered holders of the common shares of the Company.

F.	“Offer Date” means the date on which the Company make the Offer by mailing or delivering the Offer to the SPHSA Shareholders.

G.	“OTCBB” means the Over-the-Counter Bulletin Board, an interdealer quotation system, or any successor system.

H.	“Parties” means the Company and SPHSA.

I.	“Pubco” means a corporation formed under the laws of any state of the USA, having no significant assets or liabilities, the shares of which are listed for trading on the OCTBB.

J.	“SARB” means the Reserve Bank of South Africa.

K.	“Shareholders Agreement” means the Shareholders’ Agreement of SPHSA signed August 16 and August 24, 2005.

L.	“SPHSA Shareholder Loans means all loans outstanding to SPHSA by the shareholders of SPHSA.

M.	“SPHSA Shareholders means the shareholders of SPHSA.

N.	“USA” means the United States of America.

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Annex II

OFFER TO PURCHASE

MADE BY SUREPURE INVESTMENT HOLDING AG

To: The Shareholders of SurePure Holdings South Africa (Pty) Ltd. (the SPHSA Shareholders)

Dated: August __, 2012

Reference is made to the Acquisition Agreement (the Acquisition Agreement), dated August 13, 2012, between SurePure Holdings South Africa (Pty) Ltd. (SPHSA) and SurePure Investment Holding AG, a Swiss corporation (the Company), a copy of which appears as Appendix I to this Offer. The Acquisition Agreement generally provides for the purchase by the Company of 100% of the issued shares of SPHSA (the SPHSA Shares). All statements in this Offer with respect to the Acquisition Agreement are qualified in full by the provisions of the Acquisition Agreement. Capitalized terms used in this Offer without definition herein shall have the respective meanings given them in the Acquisition Agreement.

This Offer is being sent to all holders of shares in SPHSA (the SPHSA Shareholders) and offers to purchase all (but not less than all) of their SPHSA Shares on identical terms. The shares which the Company is offering to purchase include those shares of SPHSA to be issued and delivered subsequent to the date of this Offer upon the capitalization of outstanding shareholder loans (the Capitalization). We expect that approximately 7000 additional SPHSA Shares will be issued upon Capitalization.

In accordance with the Acquisition Agreement, and subject to the terms and conditions of the Acquisition Agreement, the Company hereby offers to purchase from each SPHSA Shareholder all (but not less than all) SPHSA Shares held by each SPHSA Shareholder at a closing (the Closing) to be held on 11 AM local time on the 21st Business Day after the date of this Offer set forth above (or at such other date and time as the Company and SPHSA may agree) at the offices of SPHSA, Suite 204, One Lagoon Beach, Lagoon Gate Drive, Milnerton, South Africa. The purchase price (the Purchase Price) to be paid for the shares of SPHSA under this Offer shall be R4000 per share, and such purchase price for the shares of SPHSA will be settled at the Closing by the issue and delivery of Company Shares in the ratio of 1,000 Company Shares for each SPHSA Share.

The Closing is subject to the satisfaction of the following conditions, any of which may be waived by the Company in its sole discretion:

(a)	The Board shall not have withdrawn its recommendation to the SPHSA Shareholders that they accept the Offer at the Purchase Price;

(b)	SPHSA and the SPHSA Shareholders shall have obtained from the Reserve Bank of South Africa (SARB) all approvals necessary to permit the SPHSA Shareholders to tender their SPHSA Shares;

(c)	SPHSA shall have capitalized and obtained the necessary approvals to capitalize the SPHSA Shareholders Loans;

(d)	The Company shall have obtained the approval of any regulators whose approval would be required by law for the Offer;

(e)	The SPHSA Shareholders shall have waived all pre-emptive rights, rights of first refusal and clawback rights and other approval rights of any type under the Shareholders’ Agreement or otherwise that apply to the Agreement or this Offer.

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(f)	SPHSA Shareholders that hold at least 100% of the outstanding shares of SPHSA, including the shares to be issued upon the Capitalization (or such lesser amount as the Company may determine in its sole discretion) shall have accepted the Offer either directly or, if SPHSA Shareholders that hold SPHSA Shares that have at least 70% of Aggregate Shareholder Value (the Requisite SPHSA Shareholders) shall have accepted the Offer, the Requisite SPHSA Shareholders shall have exercised their Come-Along Rights under Section 16.1 of the Shareholders’ Agreement of August 16/25, 2005 with respect to any and all SPHSA Shareholders who have not accepted the Offer, such that each non-accepting SPHSA Shareholder is obligated to sell its or his SPHSA Shares on the same terms and conditions as the Requisite SPHSA Shareholders, including the appointment of the representative named in the Offer as the representative of the SPHSA Shareholders that accept the Offer, and if necessary the Requisite SPHSA Shareholders shall have acted on behalf of the non-accepting SPHSA Shareholders under the agency appointment contained in the final sentence of Section 16.1 of the Shareholders’ Agreement; and

(g)	No legal proceeding commenced against the Company, SPHSA or any SPHSA Shareholder which questions the validity of this Agreement or the transactions to occur hereunder or which attempts to delay or impede the Offer or the Closing shall have been commenced.

If the Closing has not occurred by December 31, 2012 the Company shall have the right to terminate and rescind the Acquisition Agreement and this Offer by giving written notice to SPHSA and each SPHSA Shareholder.

The respective deliveries to be made at the Closing by the Company and by each SPHSA Shareholder shall be as set forth in Sections 5.3.1 and 5.3.2 of the Acquisition Agreement.

The Board of Directors of SPHSA has approved the Acquisition Agreement and this Offer and has recommended to the SPHSA Shareholders that they accept this Offer.

Under certain circumstances the Company has the right to assign its rights and obligations under this Offer to a corporation formed under the laws of one of the states of the United States of America and traded on the Over-the-Counter Bulletin Board, in which case shares of such corporation will be substituted for shares of the Company at an equivalent exchange ratio and such corporation will assume and perform the obligations of the Company under the Acquisition Agreement.

By accepting this Offer, the undersigned SPHSA Shareholder appoints Stephen Robinson as its representative relating to the Closing under the Acquisition Agreement and this Offer with the following powers to act on behalf of and as agent and attorney-in-fact for such shareholder of SPHSA for the limited purpose of performing the following actions:

1)	to give and receive notices and communications in connection with Closing;

2)	to authorize delivery of, and deliver, the shares of such shareholder at the Closing and to authorize distribution to such shareholder of share certificates of the Company to be issued at or in connection with the Closing;

3)	to agree to, negotiate and enter into waivers, modifications, extensions and amendments of the Acquisition Agreement (except as regards the purchase price);

4)	to agree, negotiate and enter into to settlements and compromises of any claims or demands arising out of or in connection with the Acquisition Agreement;

5)	to take any and all actions and make any decisions required or permitted to be taken by the representative under the any agreement relating to the Closing in accordance with its respective terms, and

6)	to take all actions necessary or appropriate in the judgment of the representative for the accomplishment of any or all of the foregoing.

This appointment shall be effective during the term of the Acquisition Agreement and shall terminate immediately upon the earlier of the termination of the Acquisition Agreement and December 31, 2012. The undersigned SPHSA Shareholder hereby acknowledges and agrees that, as a result of its accepting this Offer, such SPHSA Shareholder will be bound by all of the terms and provisions of each agreement pertaining to the transactions referred to therein.

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To accept this Offer, please sign the attached signature page in the space provided, complete your name and address and return the signed signature page on or before 28 August 2012 to Mr. Stephen Robinson, Director of the Company, by telefax to +27 21 552-5435 or by sending a scan of the signed page to stephenr@surepure.net. SPHSA will then be in touch with you with respect to Closing Arrangements. You may also address any questions with respect to this Offer to Mr. Robinson at +27 21 526-2580.

SUREPURE INVESTMENT HOLDING AG

By
S M Robinson (Director)

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ACCEPTANCE OF OFFER

The undersigned, being a shareholder of SurePure Holdings South Africa Ltd. hereby accepts the Offer of SurePure Investment Holding SA, a Swiss corporation, as set forth above.

[Name of Shareholder]

By
Name:

TO BE SENT BY TELEFAX TO +27 21 522-5435 ATTENTION: Stephen Robinson

OR BY SCAN AND EMAIL TO stephenr@surepure.net

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Appendix I to the Offer

[Acquisition Agreement]

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